Exhibit 5.1

January 29, 2021

Atkore International Group Inc.
16100 South Lathrop Avenue
Harvey, Illinois 60426

Registration Statement on Form S-8
of Atkore International Group Inc.

Ladies and Gentlemen:

We have acted as special counsel to Atkore International Group Inc., a Delaware corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 2,616,828 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Atkore International Group Inc. 2020 Omnibus Incentive Plan (the “Plan”).

In rendering the opinion expressed below, we have (a) examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) relied as to factual matters upon, and have assumed the accuracy of, the statements made in such agreements, documents, records, instruments and certificates and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the 2,616,828 shares of Common Stock that are reserved for issuance pursuant to the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP